UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2017

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on December 13, 2017, in connection with an underwritten public offering (the “Offering”) of 5,714,286 shares of common stock, par value $0.0001 per share, of Dicerna Pharmaceuticals, Inc. (the “Company”), the holders (the “Preferred Holders”) of all of the outstanding shares of redeemable convertible preferred stock of the Company (the “Redeemable Convertible Preferred”) agreed, contingent upon the completion of the Offering, to convert all of their shares of Redeemable Convertible Preferred, to the extent not subject to conversion blockers, into common stock and agreed, if applicable, to the repurchase of any residual shares of Redeemable Convertible Preferred that would be converted into common stock but for the conversion blockers (the “Conversion”).

In connection with the Conversion, the Preferred Holders agreed to waive and amend certain provisions in an amended and restated registration rights agreement by and among the Company and the Preferred Holders party thereto (the “Registration Rights Agreement”). In consideration for the Preferred Holders agreeing to the Conversion and to a waiver under and certain amendments to the Registration Rights Agreement, the Company agreed to issue to the Preferred Holders, at the election of each Preferred Holder, either (i) shares of the Company’s common stock, subject to any applicable conversion blockers, or (ii) pre-funded warrants (the “Pre-Funded Warrants”) exercisable in part or in whole at any time upon grant for shares of the Company’s common stock at a price per share of $0.0001 per share. The Registration Rights Agreement and the form of Pre-Funded Warrant are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Registration Rights Agreement and Pre-Funded Warrants are qualified in their entirety by reference to Exhibit 10.1 and Exhibit 4.1, respectively.

Item 3.02.	Unregistered Sale of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The shares of common stock and the Pre-Funded Warrants issued in connection with the Conversion were issued, and the shares of common stock to be issued upon exercise of the Pre-Funded Warrants are expected to be offered, sold, and issued, by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereunder. Each of the Investors provided a written representation to the Company that they qualify as an “accredited investor” as that term is defined in Rule 501 under the Securities Act.

Item 8.01.	Other Events.

On December 14, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and Evercore Group L.L.C. as representatives of the underwriters listed on Schedule A thereto (collectively, the “Underwriters”) relating to the Offering and the grant to the Underwriters of a 30-day option to purchase up to an additional 857,143 shares of the Company’s common stock. The Company completed the sale of 6,571,428 shares to the Underwriters on December 18, 2017, which resulted in net proceeds to the Company of approximately $43.2 million, before deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for preclinical studies and clinical trials, with the remainder of any net proceeds from sales of securities being used for continued technology platform development, working capital and general corporate purposes. As of the date of this Current Report on Form 8-K, including the net proceeds received in connection with the Offering, the Company’s cash and cash equivalents and held-to-maturity investments total approximately $115 million.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-214082) previously filed with the Securities and Exchange Commission (the “SEC”). The Company has filed a final prospectus supplement dated December 14, 2017 relating to the Offering with the SEC. The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Sidley Austin LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated December 14, 2017 by and among Dicerna Pharmaceuticals, Inc., Stifel, Nicolaus & Company, Incorporated and Evercore Group L.L.C.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Sidley Austin LLP.

10.1	Form of First Amendment to Amended and Restated Registration Rights Agreement.

23.1	Consent of Sidley Austin LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICERNA PHARMACEUTICALS, INC.

Date: December 18, 2017	By:	/s/ Douglas M. Fambrough, III.
Douglas M. Fambrough, III., Ph.D.
Chief Executive Officer